Exhibit 99.1

CONTACT:

Bell Industries, Inc.
Tracy A. Edwards
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS IMPROVED OPERATING RESULTS
FOR 2004 SECOND QUARTER

     El Segundo, California – August 4, 2004 – Bell Industries, Inc. (AMEX:BI) today reported a sharp increase in net income totaling $827,000, or $0.10 per diluted share, for the second quarter ended June 30, 2004. This compares with $220,000, or $0.03 per diluted share, for the prior-year period.

     Consolidated net revenues for the 2004 second quarter rose 11 percent to $43.8 million from $39.4 million in the year-ago period. Income before income taxes advanced to $871,000 in the current second quarter from $334,000 a year earlier.

     “Improved operating results and profitability were achieved in each of our business units during our typically stronger second quarter period,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries. “The results demonstrate continued penetration in the markets we serve and the positive impact of cost containment efforts, which resulted in a five percent reduction year over year in our selling and administrative expenses.”

     The company’s largest operating unit, Bell Tech.logix Group (BTL), posted operating income of $75,000 in the 2004 second quarter, contrasted with an operating loss of $235,000 a year ago. Revenues increased 14 percent to $27.0 million from $23.6 million in the year-ago period.

     BTL’s product revenues grew 33 percent over the prior-year second quarter, benefiting from a large product sourcing engagement for a major account, as well as new client wins, particularly in the education sector. Comparative services revenues, as expected, declined from year-ago levels, reflecting the previously disclosed ending of an outsourcing engagement. Product and service revenues for the current quarter totaled $19.4 million and $7.6 million, respectively, compared with $14.6 million and $9.0 million a year earlier.

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Bell Industries, Inc.
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     “Spending on technology by our clients improved modestly through the quarter, and we are beginning to see traction from the investments we have made to expand our business development efforts in the middle market,” Edwards said. “Recently, we announced the designation of BTL as a Microsoft Education Large Account Reseller in conjunction with establishing our new education sector practice. We believe BTL’s service offerings are very well positioned as both commercial and public sector organizations move toward addressing their IT infrastructure needs in an improving economic environment.”

     Bell’s Recreational Products Group reported a five percent increase in revenues to $14.7 million for the 2004 second quarter from $14.0 million in prior-year three-month period, reflecting higher sales for recreational vehicle and marine products. Operating income rose to $1.0 million from $941,000 a year earlier. Despite higher delivery costs associated with rising fuel rates and an expanded sales team, operating margins as a percentage of revenues remained relatively stable year over year.

     Sales at J.W. Miller, Bell’s electronic components operation, continued to reflect positive industry trends and increased 22 percent to $2.1 million from $1.8 million a year earlier. Operating income advanced 47 percent to $464,000 from $315,000 last year.

     For the first half of 2004, consolidated revenues rose 10 percent to $78.2 million from $71.5 million in the year-ago period. Bell posted income before income taxes of $172,000 for the year-to-date period, contrasted with a loss before income taxes of $969,000 a year earlier. Net income for the 2004 six-month period totaled $128,000, or $0.02 per diluted share. This compares with a net loss of $692,000, or $0.08 per diluted share, a year earlier when the company recorded an income tax benefit of $277,000.

     At June 30, 2004, Bell continued to maintain a strong balance sheet with no bank debt, and working capital of $18.7 million and cash of $8.0 million. Shareholders’ equity totaled $21.8 million, or $2.60 per share, at the end of the 2004 second quarter.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

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     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the prospects for a stabilizing technology market and increased corporate spending, the success of BTL’s newly established education practice, decreased margins due to price competition, delays and costs associated with new client engagements, the effectiveness of business development efforts, realizing business opportunities as the economy improves, the company’s ability to achieve overall profitability, the future realization of tax benefits, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2004	2003	2004	2003
Net revenues
Products	$36,250	$30,398	$62,345	$53,966
Services	7,568	8,977	15,901	17,486

	43,818	39,375	78,246	71,452

Costs and expenses
Cost of products sold	29,973	24,721	51,388	43,728
Cost of services provided	6,000	6,998	12,732	13,970
Selling and administrative	7,012	7,366	14,022	14,789
Interest, net	(38)	(44)	(68)	(66)

	42,947	39,041	78,074	72,421

Income (loss) before income taxes	871	334	172	(969)
Income tax expense (benefit)	44	114	44	(277)

Net income (loss)	$827	$220	$128	$(692)

Basic and diluted share data
Net income (loss)
Basic	$.10	$.03	$.02	$(.08)

Diluted	$.10	$.03	$.02	$(.08)

Weighted average common stock
Basic	8,375	8,367	8,373	8,367

Diluted	8,475	8,367	8,467	8,367

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$19,459	$14,652	$31,901	$25,961
Services	7,568	8,977	15,901	17,486

	27,027	23,629	47,802	43,447
Recreational Products	14,651	13,995	26,171	24,635
Electronic Components	2,140	1,751	4,273	3,370

	$43,818	$39,375	$78,246	$71,452

Operating income (loss)
Technology Solutions	$75	$(235)	$(488)	$(1,220)
Recreational Products	1,002	941	1,108	1,002
Electronic Components	464	315	902	620
Corporate costs	(708)	(731)	(1,418)	(1,437)

	833	290	104	(1,035)
Interest, net	38	44	68	66
Income tax benefit (expense)	(44)	(114)	(44)	277

Net income (loss)	$827	$220	$128	$(692)

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Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$7,980	$12,203
Accounts receivable, net	23,782	16,164
Inventories	11,401	11,286
Prepaid expenses and other	818	689

Total current assets	43,981	40,342

Fixed assets, net	3,688	4,206
Other assets	1,933	2,085

	$49,602	$46,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,307	$12,882
Accrued payroll and liabilities	8,962	9,634

Total current liabilities	25,269	22,516

Long-term liabilities	2,581	2,520
Shareholders’ equity	21,752	21,597

	$49,602	$46,633